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INDEPENDENT AUDITORS' CONSENT                                         EXHIBIT 23





We consent to the incorporation by reference in a) Registration Statement No. 33-44996 of The Caldor Corporation (Debtor-In-Possession) ("Caldor") on Form S-8, b) Registration Statement No. 33-41321 of Caldor on Form S-8, c) Registration Statement No. 33-51510 of Caldor on Form S-8, d) Registration Statement No. 33-67438 of Caldor on Form S-8, and e) Registration Statement No. 33-84526 of Caldor on Form S-8, of our report dated April 18, 1997 (May 2, 1997 as to note 5) which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's reorganization proceedings and its ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Caldor for the year ended February 1, 1997.


DELOITTE & TOUCHE LLP


New York, New York
May 2, 1997